Exhibit 4

STOCK OPTION AGREEMENT

This Stock Option Agreement, is dated as of December 16, 2005, and entered into by and among SL Industries, Inc., a New Jersey corporation (“Purchaser”), Lakers Acquisition Corp., a Minnesota corporation and a wholly-owned subsidiary of Purchaser (“Merger Sub”), and Ault Incorporated, a Minnesota corporation (the “Company”).

WHEREAS, the Company, Purchaser and Merger Sub are entering into an Agreement and Plan of Merger (the “Merger Agreement”) of even date herewith providing for (a) a cash tender offer to purchase any and all outstanding shares of common stock, no par value, of the Company (the “Common Stock”) (such shares together with any associated preferred stock or other rights issued pursuant to the Rights Agreement, dated as of February 13, 1996, between the Company and Norwest Bank Minnesota, N.A. as the same has been amended through the date hereof, the “Shares”) at a price of $2.90 per Share, net to the seller in cash without interest thereon, upon the terms and subject to the conditions set forth in the Merger Agreement (the “Offer”); and (b) the merger (the “Merger”) of Merger Sub with and into the Company; and

WHEREAS, as a condition to the willingness of Purchaser and Merger Sub to enter into the Merger Agreement and commence the Offer, Purchaser and Merger Sub have requested, and the Company has agreed to grant to Merger Sub, the option to purchase, as described herein, authorized but unissued shares of Common Stock.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and for other good and valuable consideration the sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Grant of Option. On the terms and subject to the conditions of this Agreement, the Company hereby grants to Merger Sub an irrevocable option (the “Option”) to purchase for the Offer Price, as defined in the Merger Agreement (the “Purchase Price”), shares of Common Stock, in such amounts as shall be determined by Merger Sub in its discretion, up to such number of shares which, upon exercise, would result in Merger Sub, Purchaser and Purchaser Affiliates (as defined in the Merger Agreement) owning in excess of ninety percent (90%) of the then-outstanding shares of Common Stock (collectively, the “Optioned Shares”).

2. Exercise of Option. Subject to the condition in the immediately succeeding sentence being satisfied, the Option may be exercised by Merger Sub at any time in whole, but not in part, after Merger Sub has purchased Shares pursuant to the Offer which, together with Shares otherwise held or acquired by Merger Sub, Purchaser and Purchaser Affiliates, results in Merger Sub, Purchaser and Purchaser Affiliates owning in the aggregate at least seventy-five percent (75%) of the then-outstanding shares of Common Stock and until the earlier of (a) the Closing Date (as defined in the Merger Agreement) and (b) the termination of the Merger Agreement in accordance with its terms. The exercise of the Option is conditioned upon Merger Sub, Purchaser and Purchaser Affiliates owning in the aggregate, immediately following such exercise, at least ninety percent (90%) of the outstanding shares of Common Stock. In the event Merger Sub wishes to exercise the Option, Merger Sub shall give a written notice (the “Notice”) to the Company of its intention to exercise the Option, specifying the number of Optioned Shares to be purchased and providing the representation described in the second sentence of Section 4 hereof. Such notice shall be delivered to the Company in accordance with the requirements of Section 8(d), and shall specify a date (which may be the date of such notice) not more than ten (10) business days after the date such Notice is given for the purchase of the Optioned Shares. The closing (the “Closing”) of the purchase of the Optioned Shares shall take place at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP, Park Avenue Tower, 65 East 55th Street, New York, New York 10022, or at such other location as Merger Sub shall elect. If any decree, injunction, order, law or regulation shall not permit the purchase of the Optioned Shares to be consummated on the date specified in such Notice, the date for the Closing shall be as soon as practicable following the cessation of such restriction on consummation, but in any event within two (2) business days thereof.

3. Payment and Delivery of Certificate(s). At any Closing hereunder, (a) Merger Sub shall deliver to the Company a Promissory Note substantially in the form attached hereto as Exhibit A (the “Note”) for the aggregate price for the Optioned Shares so purchased; and (b) the Company shall deliver to Merger Sub a certificate or certificates representing the number of Optioned Shares so purchased registered in the name of Merger Sub. Certificates for Optioned Shares delivered at the Closing may be endorsed with a restrictive legend that shall read substantially as follows:

“THE SECURITIES OFFERED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.”

It is understood and agreed that the reference to the resale restrictions of the Securities Act of 1933, as amended (the “Act”), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Purchaser shall have delivered to the Company a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel or other evidence reasonably satisfactory to the Company, to the effect that registration of the future resale of the Optioned Shares is not required and that such legend is not required for purposes of the Act.

4. Covenant Regarding the Merger. Purchaser covenants and agrees that promptly following exercise of the Option it shall cause Purchaser, Merger Sub and the Company to consummate the Merger in accordance with Minnesota Statutes, Section 302A.621. In addition, Purchaser shall reaffirm this covenant as a representation in its Notice hereunder and at the Closing hereunder.

5. Representations and Warranties of the Company. The Company hereby represents and warrants (such representations and warranties being deemed repeated at and as of any Closing hereunder) to Purchaser and Merger Sub as follows:

(a) Due Incorporation. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has the requisite corporate power and authority to enter into and perform this Agreement.

(b) Due Authorization, etc. This Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by a duly authorized officer of the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(c) Company’s Capital Stock. The Company has taken all necessary corporate action to authorize and reserve for issuance upon exercise of the Option the Optioned Shares, and at all times from the date hereof through the date of termination of this Agreement will keep reserved for issuance upon exercise of the Option that number of shares of Common Stock that Merger Sub is then entitled to purchase pursuant to the Option. The shares of Common Stock to be issued upon due exercise, in whole or in part, of the Option shall, when issued, be validly issued, fully paid and non-assessable, and shall be delivered free and clear of all claims, liens, encumbrances and security interests, including any preemptive right of any of the stockholders of the Company. Upon closing of the Option, the Optioned Shares will be deemed to be owned by Merger Sub for purposes of Section 302A.621 of the Minnesota Business Corporation Act.

6. Representations and Warranties of Merger Sub and Purchaser. Purchaser and Merger Sub hereby jointly and severally represent and warrant (such representations and warranties being deemed repeated at and as of any Closing hereunder) to the Company as follows:

(a) Due Incorporation. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and each has the requisite corporate power and authority to enter into and perform this Agreement.

(b) Due Authorization, etc. This Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub and Purchaser. This Agreement has been duly executed and delivered by a duly authorized officer of Merger Sub and of Purchaser, and constitutes the valid and binding obligation of Merger Sub and of Purchaser, enforceable against each in accordance with its terms.

(c) Distribution. Merger Sub acknowledges and agrees that the Optioned Shares have not been registered, and that the Company is under no obligation to register the Optioned Shares, under the Act or any state securities laws. Merger Sub is acquiring the Option and will acquire the Optioned Shares to be purchased upon exercise of the Option for its own account and not with a view to the distribution thereof within the meaning of the Act. The foregoing representation and warranty shall be made by any assignee under Section 8(a) and shall be binding upon such assignee.

7. Adjustment Upon Changes in Capitalization. In the event of any change in the shares of the Company’s capital stock by reason of any stock dividend, stock split, merger, recapitalization, combination, conversion, exchange of shares, issuance of shares (or agreements or commitments to issue shares) or the like, the number of Optioned Shares subject to the Option and the purchase price per Optioned Share shall be appropriately and equitably adjusted.

8. Miscellaneous.

(a) Assignment. This Agreement shall not be assigned by Merger Sub, except to Purchaser or a wholly-owned subsidiary of Purchaser, without the prior written consent of the Company.

(b) Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

(c) Survival of Representations, etc. All representations, warranties and agreements in this Agreement shall survive the Closing.

(d) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next business day when sent by overnight courier or on the second succeeding business day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company:

Ault Incorporated

7105 Northland Terrace

Minneapolis, MN 55428-1028

Attention: Frederick Green

Facsimile: 763-592-1911

With a copy (which shall not constitute notice) to:

Lindquist & Vennum P.L.L.P.

4200 IDS Center

80 South Eight Street

Minneapolis, MN 55402-2205

Attention: Richard Primuth

Facsimile: (612) 371-3207

If to Purchaser or Merger Sub, to:

SL Industries, Inc.

520 Fellowship Road

Suite A114

Mount Laurel, New Jersey 08054

Attention: James Taylor

Facsimile: 856-727-1683

With a copy (which shall not constitute notice) to:

Olshan Grundman Frome Rosenzweig & Wolosky LLP

Park Avenue Tower

65 East 55th Street

New York, New York 10022

Attention: Steven Wolosky, Esq.

Facsimile: (212) 451-2222

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the substantive law of the State of Minnesota without giving effect to any conflict of laws principles thereof that might require the application of the law of another jurisdiction.

(f) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

(g) Effect on Headings. The Section headings herein are for convenience only and shall not effect the construction hereof.

(h) Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the matters referred to herein and supersedes all prior agreements or understandings, both written or oral, among the parties, or any of them, with respect to the subject matter hereof.

(i) Specific Performance. Merger Sub, Purchaser and the Company each acknowledge and agree that the other would be irreparably damaged in the event any of the provisions of this Agreement were not performed by it in accordance with the specific terms or were otherwise breached. The Company agrees that if for any reason the Company shall have failed to issue Optioned Shares or to perform any of its other obligations under this Agreement, then Merger Sub and Purchaser shall be entitled to specific performance and injunctive and other equitable relief and the Company agrees to waive any requirement for the securing or posting of a bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights Merger Sub and Purchaser may have against the Company for any failure to perform its obligations under this Agreement. Purchaser and Merger Sub agree that if for any reason Purchaser shall have failed to fulfill the covenant specified in Section 4 above or failed to perform any of their other obligations under this Agreement, then the Company shall be entitled to specific performance and injunctive and other equitable relief and Merger Sub and Purchaser agree to waive any requirement for the securing or posting of a bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights the Company may have against Merger Sub and Purchaser for any failure to perform their obligations under this Agreement.

IN WITNESS WHEREOF, Purchaser, Merger Sub and the Company have caused this Stock Option Agreement to be duly executed on the day and year first above written.

SL INDUSTRIES, INC.

By: /s/ James C. Taylor

Name: James C. Taylor

Title: President and Chief Executive Officer

LAKERS ACQUISITION CORP.

By: /s/ James C. Taylor

Name: James C. Taylor

Title: President

AULT INCORPORATED

By: /s/ Frederick M. Green

Name: Frederick M. Green

Title: President and Chief Executive Officer

EXHIBIT A

NON-TRANSFERABLE PROMISSORY NOTE

FOR VALUE RECEIVED, Lakers Acquisition Corp., a Minnesota corporation (“Maker”), hereby promises to pay to Ault Incorporated, a Minnesota corporation, the principal amount of [               ] ($________________)], with no interest, on                                [six months after the date of exercise] by wire transfer of immediately available funds to an account designated by the payee. The amount due hereunder shall be payable in money of the United States of America lawful at such time for the payment of public and private debts.

Maker hereby waives presentment, diligence, protest and demand, notice of protest, demand, dishonor and nonpayment of this Note, and all other notices of any kind in connection with the delivery, acceptance, performance, default or enforcement of this Note.

This Note shall be governed by and construed in accordance with the laws of the State of Minnesota without giving effect to conflict of law principles thereof that might require the application of the law of any other jurisdiction.

IN WITNESS WHEREOF, the Maker has caused this Note to be executed as of the ____ day of ___________ 200_.

LAKERS ACQUISITION CORP.

By: ___________________________

Name:

Title: